EXHIBIT 10.1
-COPY-
SECOND AMENDMENT AND WAIVER
     This SECOND AMENDMENT AND WAIVER (this “Amendment”) is entered into as of January 31, 2008, among HALIFAX CORPORATION OF VIRGINIA, f/k/a Halifax Corporation, a Virginia corporation (“Halifax”), HALIFAX ENGINEERING, INC., a Virginia corporation (“Engineering”), MICROSERV LLC, a Delaware limited liability company (“Microserv”) and HALIFAX ALPHANATIONAL ACQUISITION, INC., a Delaware corporation (“AlphaNational”; collectively with Halifax, Engineering and Microserv, “Borrower”), and PROVIDENT BANK, a Maryland banking corporation (“Bank”).
WITNESSETH:
     WHEREAS, the Borrower and the Bank entered into that certain Fourth Amended and Restated Loan and Security Agreement dated as of June 29, 2007 (as amended, restated, supplemented or modified from time to time, including the amendments and waivers set forth in that certain First Amendment and Waiver dated November 13, 20007, the “Loan Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Loan Agreement);
     WHEREAS, the following Events of Default have occurred under the Loan Agreement: (a) Borrower failing to maintain a minimum Tangible Net Worth plus Subordinated Debt of not less than $4,000,000.00 as of December 31, 2007; (b) Borrower failing to maintain a ratio of Total Liabilities less Subordinated Debt to Tangible Net Worth plus Subordinated Debt of not greater than 4.0:1 as of December 31, 2007; (c) Borrower failing to maintain a Current Ratio equal to or greater than 1.4:1 as of December 31, 2007; and (d) Borrower failing to pay the principal, interest and late charges owed under the Auxiliary Revolver Facility at the December 31, 2007 maturity thereof (the “Existing Defaults”);
     WHEREAS, the Existing Defaults are continuing and remain unwaived, and the Borrower has requested that the Bank waive the Existing Defaults;
     WHEREAS, the Bank has agreed to the requested waiver on the terms and conditions provided herein; and
     WHEREAS, the Borrower has further requested that certain terms and conditions of the Loan Agreement and the Promissory Notes evidencing the Revolving Line of Credit and the Auxiliary Revolver Facility be amended, and the Bank has agreed to the requested amendments on the terms and conditions provided herein;
     NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Amounts Due. The Borrower acknowledges and agrees that as of January 30, 2008 the outstanding principal balance due under: (a) the Line of Credit is Five Million Eighty-Eight Thousand Four Hundred Forty Nine Dollars and 55/100 ($5,088,449.55) with accrued interest due in the amount of Thirty Thousand Eight Hundred Eighty Dollars and 00/100 ($30,880); and

(b) the Auxiliary Revolver Facility is Nine Hundred Hundred Thousand Dollars and 00/100 ($$900,000) with accrued interest due in the amount of Seventeen Thousand Nine Hundred Nine Dollars and 20/100 ($17,909.20) and that such sums are in fact now due and owing without defense, set-off or counterclaim whatsoever.
     2. Amendment to the Loan Agreement.
          A. Section I.A.4 of the Loan Agreement is hereby modified and amended by replacing the definition of “Auxiliary Maximum Credit Amount” with the following:
“Auxiliary Maximum Credit Amount” means Nine Hundred Thousand Dollars ($900,000) as such amount may be reduced by the payments described in Section II.A.2. below.
          B. Section I.A.15 of the Loan Agreement is hereby modified and amended by replacing the definition of “Maximum Line of Credit Amount” with the following:
“Maximum Line of Credit Amount” means Six Million Dollars ($6,000,000).
          C. Section II.A.1. of the Loan Agreement is hereby modified and amended by adding the following to the end thereof:
“Notwithstanding the foregoing, the Borrower cannot request any advance under the Line of Credit after April 28, 2008, and all amounts outstanding under the Line of Credit shall be due and paid in full on April 30, 2008. Provided, however, that if the Borrower provides the Bank with evidence, satisfactory in the sole and absolute discretion of the Bank, that Borrower has received an indefeasible capital infusion of not less than $1,250,000 in the form either of stockholders’ equity or subordinated debt acceptable to the Bank, in the Bank’s sole and absolute discretion, by no later than 5:00 p.m., on April 15, 2008, then the Borrower, upon notice from the Bank, shall be permitted to continue to borrower funds under the Line of Credit until July 29, 2008 and all amounts outstanding under the Line of Credit shall thereafter be due and paid in full on July 31, 2008.”
          D. Section II.A.2. of the Loan Agreement is hereby modified and amended by replacing the last sentence thereof with the following:
“The Borrower shall make payments of $25,000 each on the 15th day of February, March, and April 2008 which sums shall be applied to the reduction of the principal amount outstanding hereunder and such payments shall constitute permanent reductions of the Auxiliary Maximum Credit Amount. Notwithstanding the provisions set forth above regarding the operation of the Auxiliary Revolver Facility, the Borrower cannot request any advance under the Auxiliary Revolver Facility after February 1, 2008 and all amounts outstanding under the Auxiliary Revolver Facility shall thereafter be due and paid in full as set forth above and finally on April 30, 2008. Provided, however, that if the

Borrower provides the Bank with evidence, satisfactory in the sole and absolute discretion of the Bank, that the Borrower has received an indefeasible capital infusion of not less than $1,250,000 in the form either of stockholders’ equity or subordinated debt acceptable to the Bank, in the Bank’s sole and absolute discretion, by no later than 5:00 p.m., on April 15, 2008, then, upon notice from the Bank, the Borrower shall make principal payments of $25,000 each on the 15th day of May, June and July 2008 and all amounts outstanding under the Auxiliary Revolver Facility shall thereafter be due and paid in full on July 31, 2008. The Borrower shall arrange for the Escrow Agent to pay any funds or proceeds due to the Borrower from the INDUS Escrow directly to the Bank to be applied, provided the Borrower is not in default hereunder, towards the reduction of the principal balance of the Auxiliary Revolver Facility. If the Borrower is in default hereunder any payment received derived from INDUS Escrow funds shall applied in the manner determined by the Bank. In the event that the Bank consents to the Borrower’s sale or financing of any of the Borrower’s assets outside of assets sold or financed in the ordinary course of the Borrower’s business, the proceeds of such sale or financing shall be paid directly to the Bank to be applied to the reduction of the principal balance of the Auxiliary Revolver Facility. If the Borrower is in default hereunder any payment received derived from such sale or financing shall applied in the manner determined by the Bank. The phrase “ INDUS Escrow” shall mean the funds held by an escrow agent in favor of the Borrower relating to the Borrower’s sale of its secure network business.”
          E. Section II. C of the Loan Agreement is hereby modified and amended by replacing the first sentence thereof with the following:
“The interest rates on the Loan, and the method of calculating interest upon the Loan, the term of the Loan, the method and times of repayment, and other conditions pertaining to the repayment of the Loan shall, at the option of Bank, be evidenced by Bank’s form of promissory note, and/or as otherwise set forth herein or in appropriate writings between the parties as determined by Bank.”
          F. Section V.G of the Loan Agreement is hereby modified and amended by replacing the entire Section with the following:
“G. Field Examination. Bank or any of its agents or representatives may from time to time, during normal business hours, inspect, check, make copies of or extracts from the books, records and files of Borrower, and visit and inspect Borrower’s offices and any of the Collateral wherever located. Borrower shall make the same available at any time for such purposes, and shall pay all expenses related to such inspections. Unless an Event of Default has occurred and is continuing, the Borrower will be charged for no more than one field examination during each six month period commencing on February 1, 2008.”
          G. Section VI of the Loan Agreement is hereby modified and amended by replacing the opening paragraph thereof with the following:

“VI. EVENTS OF DEFAULT. The occurrence of any of the following, or the failure by Borrower to comply with Paragraph V.M.6, or the failure of Borrower to make any payment hereunder when due, shall automatically be a default hereunder:”
     3. Waiver. The Bank acknowledges that the Existing Defaults currently exist. Subject to the fulfillment of the conditions precedent to the effectiveness of this Amendment set forth in Section 4, the Bank hereby waives the Existing Defaults.
     4. No Other Amendments or Waivers. Except in connection with the amendments and the waivers expressly set forth above, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Bank under the Loan Agreement or any of the other related documents, nor constitute a waiver of any provision of the Loan Agreement or any of the other related documents. Except for the amendments set forth above, the text of the Loan Agreement and all other related documents shall remain unchanged and in full force and effect and hereby ratifies and confirms its respective obligations thereunder. The Borrower acknowledges and expressly agrees that the Bank reserves the right to, and does in fact, require strict compliance with all terms and provisions of the Loan Agreement.
     5. Conditions Precedent to Effectiveness. This Amendment shall become effective as of the date hereof when, and only when, the Bank shall have received the following, in form and substance satisfactory to the Bank:
a.	counterparts of this Amendment executed by each Borrower;

b.	payment in full, in immediately available funds, to the Bank of one-half of amendment fee described below in the amount of $17,250, such fee being fully earned and non-refundable upon the effectiveness of this Amendment;

c.	payment in full of all other fees and expenses due and payable to the Bank under the Loan Agreement and in connection with the execution and delivery of this Amendment and the transactions described herein, including, without limitation, the fees and expenses of counsel to the Bank, if any; and

d.	such other information, documents, including amended and restated promissory notes, instruments, certificates or approvals as may be set forth within this Agreement or as the Bank or the Bank’s counsel may reasonably require.
     6. Additional Agreements. The Borrower agrees as follows:
a.	The Bank shall, upon receipt from Borrower of a payroll ACH file for clearing, place an administrative hold on account number 2065310687 in the amount of any gross payroll to be paid therefrom.

b.	The Borrower shall, within ten days of the date of this Agreement, provide the Bank with evidence, satisfactory to the Bank, that the escrow agent holding the funds from the INDUS settlement shall have been notified of the Bank’s security interest in the Borrower’s interest in such escrow funds. In the event that the Borrower agrees to compromise its claim to the INDUS settlement funds, it shall notify the Bank of such settlement and provided that such settlement shall result in the net payment of no less than $275,000 from the INDUS escrow and provided further that the Borrower is not in default hereunder or under the terms of the Loan Agreement, the Bank shall consent to such compromise and receive payment of funds as provided in the Loan Agreement.

c.	By no later than April 15, 2008, the Borrower shall deliver to the Bank either: (i) a commitment for financing in sufficient amount to completely pay-off the Line of Credit and the Auxiliary Revolver Facility; or (ii) an engagement letter with an advisory firm satisfactory to the Bank to assist the Borrower in evaluating and pursuing alternative refinancing sources or the sale of all or substantially all of the Borrower’s assets.
d.	By no later than February 15, 2008, the Borrower shall close any accounts maintained at any other financial institution (other than accounts relating to VDOT, INDUS and existing Liberty Bank accounts) and transfer the funds to the Borrower’s accounts at the Bank.

e.	By no later than February 15, 2008, the Borrower shall identify to the Bank all locations at which it maintains inventory valued at greater than $10,000. The Borrower shall use its best efforts to provide the Bank, by February 29, 2008, with agreements, acceptable in form and substance to the Bank, in which the landlords or customers in whose locations such inventory are located acknowledge the Bank’s lien on such inventory, permit the Bank to remove such inventory in the event of a default by the Borrower hereunder or under the Loan Agreement, and subordinate their rights in such inventory to the Bank’s rights.

f.	By no later than April 15, 2008, the Borrower shall deliver to the Bank either; (i) a commitment for financing in sufficient amount to completely pay-off the Line of Credit and the Auxiliary Revolver Facility by no later than April 30, 2008; or (ii) an Account Control Agreement executed by Liberty Bank in form and substance acceptable to the Bank covering any accounts maintained by the Borrower at Liberty Bank.

g.	On a monthly basis commencing on February 10, 2008, the Borrower shall deliver copies of the account statements for the prior month on the VDOT escrow funds in accounts at SunTrust Bank, N.A.

h.	By no later than February 29, 2008, the Borrower shall deliver a listing of the names and address of all of its account debtors and vendors.

i.	Upon notice from the Bank, in the Bank’s sole and absolute discretion, the Automatic Credit Advance procedure of the Borrower’s ARTS Service shall cease. Notwithstanding anything to the contrary in any agreement or the Reporting Requirements Addendum with the Bank, the Borrower shall, commencing in February, 2008: (i) upload Receivable data into ARTS upon each advance request, and in any event shall upload such data at least every two weeks; (ii) submit to the Bank Borrowing Base Certificates, in form and substance satisfactory to the Bank, every two weeks; (iii) within 10 days of each month end, submit a Borrowing Base Certificate reflecting activity for the entire previous month, accompanied by a reconciliation of reported sales, credits, collections, ending Receivable balances, loan balance to subsidiary records, and bank statements.

j.	The Financial Covenants set forth in the Financial Covenants Addendum continue to apply to the Borrower and shall be measured next by the Bank as of March 31, 2008. The following Financial Covenants are hereby modified and amended with the following:
(i)	Financial Covenant II. A shall be modified and amended to read as follows: Borrower shall at all times maintain a minimum Tangible Net Worth plus Subordinated Debt of not less than $1.0 million as of March 31, 2008, and

(ii)	Financial Covenant II.B shall be modified and amended to read as follows: Borrower shall at all times maintain a ratio of Total Liabilities less Subordinated Debt to Tangible Net Worth plus Subordinated Debt of not greater than as of March 31, 2008.

(iii)	Financial Covenant II.C shall be modified and amended to read as follows: Borrower shall at all times maintain a Debt Service Coverage Ratio greater than or equal to for the quarter ended March 31, 2008.

(iv)	Financial Covenant II.D shall be modified and amended to read as follows: Borrower failing to maintain a Current Ratio equal to or greater than 1.0 as of March 31, 2008;.
For purposes of covenant measurements, any capital infusion or issuance of subordinated debt shall be deemed to have occurred after March 31, 2008.
k.	The Borrower has advised the Bank that it is considering a sale/leaseback transaction for certain software owned by the Borrower, to be sold to HP Financial Services, Inc. and concurrently leased back to the Borrower. Such software to include (i) Mobile Tech Site Callmunica or (Call Response & SLA

Processor); Service Management Automator (Update/Closing Systems); Inventory Tracking System; and Electronic Partner Interface. Such transaction requires the Bank’s consent under the Loan Agreement.

The Bank will consent to the contemplated sale/leaseback transaction provided the Borrower meets the following conditions: (i) it delivers to the Bank, prior to the sale/leaseback transaction, all of documents in any way related to the transaction and the Bank, in its sole discretion, determines that such documentation is acceptable; (ii) all net proceeds to the Borrower from the sale/leaseback transaction are paid directly to the Bank to be applied, provided the Borrower is not in default, to reduce the principal balance of the Auxiliary Revolver Facility (if the Borrower is in default, the proceeds shall be applied as determined by the Bank in its sole and absolute discretion); (iii) monthly payments due on the lease shall not exceed $23,240; and (iv) upon completion of the sale/leaseback transaction, all Accounts Receivable due from HP Financial Services, Inc. will be excluded from Eligible Accounts Receivable.

1.	The Borrower hereby authorizes the Bank to file such financing statements or amended financing statements as it deems necessary to prefect the security interests granted to the Bank in the Loan Agreement without further signature of the Borrower.
     7. Representations and Warranties of the Borrower. In consideration of the execution and delivery of this Amendment by the Bank, the Borrower hereby represents and warrants in favor of the Bank: (a) each Borrower has the power and authority (i) to enter into this Amendment and (ii) to do all acts and things as are required or contemplated hereunder to be done, observed and performed by the Borrower; (b) the Borrower has the power and has taken all necessary action to authorize it to execute, deliver, and perform this Amendment in accordance with the terms hereof and to consummate the transactions contemplated hereby; (c) (i) the Borrower has obtained all necessary governmental, shareholder and third party approvals, (ii) all such necessary governmental, shareholder and third party approvals are in full force and effect, (iii) none of such necessary governmental, shareholder and third party approvals is the subject of any pending or, to the best of the Borrower’s knowledge, threatened attack or revocation, by the grantor of the governmental, shareholder or third party approval and (iv) the Borrower is not required to obtain any additional necessary governmental, shareholder or third party approval in connection with the execution, delivery, and performance of this Amendment, in accordance with its terms, or the consummation of the transactions contemplated hereby or thereby; (d) the execution, delivery, and performance of this Amendment in accordance with its terms and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, (ii) conflict with, result in a breach of, or constitute a default under the charter, bylaws and other governing documents of each Borrower or under any indenture, agreement, or other instrument to which the Borrower is a party or by which the Borrower or any of its properties may be bound, or (iii) result in or require the creation or imposition of any lien upon or with the Borrower except liens permitted by the Loan Agreement; (e) this Amendment has been duly executed and delivered by each Borrower, and is a legal, valid and binding obligation of each Borrower, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law); (f) after giving effect to this Amendment, no Event of Default exists under the Loan Agreement; (g) as of the date hereof, all representations and warranties of the Borrower set forth in the Loan Agreement are true, correct and complete in all material respects; and (h) the Loan Agreement constitutes the legal, valid and binding obligations of each Borrower, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).
     8. Amendment Fee. The Borrower agrees to pay the Bank an amendment fee equal to $34,500 which fee shall be fully earned and non-refundable upon the effectiveness of this Amendment. Borrower shall pay $17,250 of the fee upon execution of this Agreement and shall pay the remaining $17,250 on or prior to 5:00 p.m., eastern time, March 31, 2008, provided, however, that its obligation to make such $17,250 payment shall be discharged if the Borrower fully and finally repays all sums outstanding under the revolving Line of Credit and the Auxiliary Revolver Facility prior to 5:00 p.m., eastern time, March 31, 2008.
     9. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. In proving this Amendment in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signatures delivered by a party by facsimile transmission or by e-mail transmission of an adobe file format document (also known as a PDF file) shall be deemed an original signature hereto.
     10. Reference to and Effect on the Note Documents. Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof or words of like import referring to the Loan Agreement, and each reference in the other related documents to “the Loan Agreement”, “thereunder,” “thereof or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby.
     11. Costs, Expenses and Taxes. The Borrower agrees to pay on demand all costs and expenses in connection with the preparation, execution, and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the amendment fee to be paid pursuant to Sections 5 and 8 of this Amendment, and the fees and out-of-pocket expenses of counsel for the Bank with respect thereto and with respect to advising the Bank as to its rights and responsibilities hereunder and thereunder. In addition, the Borrower agrees to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.
     12. Release of Claims. This Amendment is intended to be a further accommodation by Bank to Borrower. In consideration of all such accommodations, and acknowledging that Bank will be specifically relying on the following provisions as a material inducement in entering into this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower, on behalf of itself and its shareholders and subsidiaries, hereby releases, remises and forever discharges Bank and its agents, servants, employees, directors, officers, attorneys, accountants, consultants, affiliates, representatives, receivers, trustees, subsidiaries, predecessors, successors and assigns (collectively, the “Released Parties”) from any and all claims, damages, losses, demands, liabilities, obligations, actions and causes of action whatsoever (whether arising in contract or in tort, and whether at law or in equity), whether known or unknown, matured or contingent, liquidated or unliquidated, in any way arising from, in connection with, or in any way concerning or relating to the Loan Agreement, the other related documents, or any dealings with any of the Released Parties in connection with the transactions contemplated by such documents or this Amendment prior to the execution of this Amendment. This release shall be and remain in full force and effect notwithstanding the discovery by any Borrower after the date hereof (a) of any new or additional claim against any Released Party, (b) of any new or additional facts in any way relating to the subject matter of this release, (c) that any fact relied upon by it was incorrect or (d) that any representation made by any Released Party was untrue or that any Released Party concealed any fact, circumstance or claim relevant to Borrower’s execution of this release; provided, however, this release shall not extend to any claims arising after the execution of this Amendment in connection with the Loan Agreement. Each Borrower acknowledges and agrees that this release is intended to, and does, fully, finally and forever release all matters described in this Section 12, notwithstanding the existence or discovery of any such new or additional claims or facts, incorrect facts, misunderstanding of law, misrepresentation or concealment.
     13. Section Titles. The section titles contained in this Amendment are included for the sake of convenience only, shall be without substantive meaning or content of any kind whatsoever, and are not a part of the agreement between the parties.
     14. Entire Agreement. This Amendment and the other related documents constitute the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior negotiations, understandings and agreements between such parties with respect to such transactions.
     15. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.
     16. Time of the Essence. Time is of the essence with respect to all the terms and conditions of this Agreement.

     17. Voluntary Agreement and Advice of Counsel. The Borrower acknowledges, affirms and agrees that they: (a) are entering into this Agreement of their own choice without coercion or duress of any kind; (b) are not relying upon any representations, whether written or oral, not contained in this Agreement; (c) have had the opportunity to be represented by counsel of their own choice; and (d) understand the meaning and effect of all of the terms and provisions of this Agreement including the releases and waivers contained in Section 12.
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[Signatures follow]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first written above.

BORROWER:	HALIFAX CORPORATION OF VIRGINIA
	By:	/s/ Joseph Sciacca		(SEAL)
		Name:	Joseph Sciacca
Title: Chief Financial Officer

HALIFAX ENGINEERING, INC.
	By:	/s/ Joseph Sciacca		(SEAL)
		Name:	Joseph Sciacca
		Title:	Vice President, Secretary and Treasurer

MICROSERV LLC
	By:	/s/ Joseph Sciacca		(SEAL)
		Name:	Joseph Sciacca
		Title:	Vice President, Secretary and Treasurer

HALIFAX ALPHANATIONAL ACQUISITION, INC.
	By:	/s/ Joseph Sciacca		(SEAL)
		Name:	Joseph Sciacca
		Title:	Vice President, Secretary and Treasurer

BANK:	PROVIDENT BANK
	By:	/s/ Michael McShane		(SEAL)
		Name:	Michael McShane
		Title:	Senior Vice President

Second Amendment and Waiver
to Loan Agreement
January, 2008

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